Exhibit 10.14

BankUnited, Inc.

Policy on Incentive Compensation Arrangements

Purpose of this Policy

The Board of Directors of BankUnited, Inc. has determined that proper incentive compensation arrangements can, among other important objectives, attract skilled staff, promote better organization-wide and employee performance, promote employee retention, provide retirement security to employees, and allow the organization’s personnel costs to vary along with its revenues.

This policy sets forth the key principles by which the Board of Directors will make determinations with respect to incentive compensation arrangements.  This policy is to be read in conjunction with the Guidance on Sound Incentive Compensation Policies promulgated by the federal banking agencies, a copy of which is attached hereto as Annex A.

Scope

This policy applies to incentive compensation arrangements adopted on or after the date hereof by BankUnited, Inc. or any of its subsidiaries (collectively, the “organization”).

This policy applies to incentive compensation arrangements for (i) senior executives and others who are responsible for oversight of the organization’s firm-wide activities or material business lines; (ii) individual employees, including non-executives, whose activities may expose the organization to material amounts of risk; and (iii) groups of employees who are subject to the same or similar incentive compensation arrangements and who, in the aggregate, may expose the organization to material amounts of risk.

For purposes of this policy, the term “incentive compensation” means that portion of an employee’s current or potential compensation that is tied to achievement of one or more specific metrics.  It does not include (a) compensation that is awarded solely for, and the payment of which is solely tied to, continued employment or (b) compensation arrangements that are determined based solely on the employee’s level of compensation and does not vary based on one or more performance metrics.

Key Principles

Contribution to the organization.  Determinations with respect to incentive compensation shall be based on consideration of the past, present, and expected future contributions of an employee or group of employees to the overall success, safety, and soundness of the organization.  Factors considered in evaluating those contributions may include, among other things:

•                  overall individual performance or achievement;

•                  overall organizational performance or achievement;

•                  overall individual contribution to organizational performance;

•                  business segment performance or achievement;

•                  successful completion of projects/initiatives; and

•                  level of individual responsibilities.

Balance risk and financial results.  Incentive compensation arrangements shall balance risk and financial results in a manner that does not encourage employees to expose the company to imprudent risks.

Risk management and internal controls.  Risk-management processes and internal controls shall reinforce and support the development and maintenance of balanced incentive compensation arrangements.

Strong corporate governance.  Corporate governance shall help ensure sound incentive compensation practices, including active and effective oversight by the Board of Directors.  The Board of Directors, including through its Compensation Committee as appropriate, shall (i) directly approve incentive compensation arrangements for senior executive and (ii) approve, document, and monitor any material exceptions or adjustments to the incentive compensation arrangements for senior executives.